This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction where the Offer or the acceptance thereof will not be in compliance with the securities laws of such jurisdiction; in those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Bumgarner only by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
              Up to 4,225,000 Shares of Common Stock (the "Shares")
                                       of
                       Ranger Industries, Inc. ("Ranger")
                                       at
                               $2.00 Net Per Share
                                       by
        Bumgarner Enterprises, Inc., a Florida corporation ("Bumgarner")

      Bumgarner hereby offers to purchase (the "Offer") for cash from the shareholders of Ranger up to 4,225,000 shares of common stock, par value $.01 per share, of Ranger, at $2.00 per Share, net to the seller in cash upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 29, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together, constitute the "Offer Documents").

--------------------------------------------------------------------------------
 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00P.M., NEW
                                 YORK CITY TIME,
               ON JANUARY 30, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer Documents, including the simultaneous completion of the merger by which BEI Acquisition Corporation, a wholly owned subsidiary of Ranger ("BEI"), will merge with and into Bumgarner (the "Merger") in exchange for the issuance of 14,720,000 Shares to the Bumgarner shareholders.
      The purpose of the Offer is to enable Bumgarner to acquire control of Ranger and to combine the businesses of Ranger and Bumgarner. For purposes of the Offer, Bumgarner will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Bumgarner and not withdrawn, if and when Bumgarner gives oral or written notice to Continental Stock Transfer & Trust Company (the "Depositary") of Bumgarner's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Bumgarner and transmitting it to tendering shareholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a timely Book-Entry Confirmation (as defined in Procedure for Tendering Shares of the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Procedure for Tendering Shares of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.
      In the event that more than 4,225,000 Shares are validly tendered and not withdrawn, Bumgarner will purchase Shares on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional shares) upon the terms and subject to the conditions of the Offer. Shares not purchased because of proration will be returned to the tendering shareholder at Bumgarner's expense.
      Subject to the terms of the Offer, the Merger Agreement, dated December 29, 2000, among Bumgarner, Ranger and BEI, with respect to the Merger (the "Merger Agreement"), and the applicable rules and regulations of the Securities and Exchange Commission, Bumgarner expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depository, if the conditions to the Offer, as specified in Conditions to the Tender Offer of the Offer to Purchase are not met by January 30, 2001. Any extension will be followed as promptly as practicable by a public announcement thereof by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of tendering Shareholders to withdraw the tendered Shares.
      The term "Expiration Date" means 5:00p.m., New York City time, on January 30, 2001, unless and until Bumgarner extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Bumgarner, will expire.
      Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after February 26, 2001. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, specifying the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Procedure for Tendering Shares of the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Procedure for Tendering Shares of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Bumgarner, in its sole discretion, which determination will be final and binding.
      Ranger has provided Bumgarner with Ranger's shareholder list and security position listings for the purpose of disseminating the Offer Documents to holders of Shares. The Offer Documents will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or in the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
      The Offer Documents contain important information that should be read before any decision is made with respect to the Offer.
      The information required to be disclosed by Rule 14d-6(d)(1) of the Securities Exchange Act of 1934 is contained in the Offer Documents and is incorporated herein by reference. Questions and requests for assistance or for the tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Bumgarner's expense.

                     The Information Agent for the Offer is:

                           Beacon Hill Partners, Inc.
                       90 Broad Street, New York, NY 10004
         (212) 843-8500 (Call Collect), (800) 755-5001 (Call Toll Free)

December 29, 2000